Rider Effective Date: 11/01/2008] Contract Number: [870152] Owner: [Jane Doe]
[Joint Owner: [John Doe]]

Index Precision Strategy Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date stated above. The Index Options provided by this rider are available for allocation on the Index Effective Date shown on your  Index Options statement, or if the Rider Effective Date occurs after the Index Effective Date, they are available on the next Index Anniversary that occurs on or immediately after the Rider Effective Date. In the case of a conflict with any provision in the Base Contract, the provisions of this rider control. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider terminates as indicated under the Termination of this Rider provision.

Definitions
Base Contract
The contract to which this rider is attached.

Buffer
A Buffer is the maximum negative Index Return that we will absorb. We declare a Buffer for each Index Option, and the Buffers will not change. The Buffers are shown below.

Index Option Base
The value used to determine the dollar amount of the Performance Credit. We establish an Index Option Base for each Index Option.

Index Option Value
The value in a selected Index Option. We establish an Index Option Value for each Index Option.

Index Value
The value of an Index at the end of the Business Day. Index Values are shown on your Index Options statement.

Performance Credit
The annual return you may receive when you allocate money to an Index Precision Strategy Index Option(s).

Precision Rate
The annual return you may receive when you allocate money to an Index Precision Strategy Index Option(s), if the Index Value is equal to or greater than its value on the last Index Anniversary(or the Index Effective Date if this is the first Index Anniversary). On the Index Effective Date, and on subsequent Index Anniversaries, we establish Precision Rates for each Index Option and guarantee them for the Index Year. Precision Rates are shown on your Index Options statement each year and will never be less than the Minimum Precision Rates shown below.

Contract Value

The following is added to the "Contract Value" section.

How we calculate Index Option Values
On the Index Effective Date, the Index Option Value and Index Option Base for each Index Option are equal to:
•	The portion of the Initial Purchase Payment allocated to that Index Option, if the Index Effective Date is the Issue Date; or
•	The portion of Variable Account Value allocated to that Index Option, if the Index Effective Date is not the Issue Date.

At the end of each Business Day other than the Index Effective Date or Index Anniversary, the Index Option Value is equal to the Index Option Base plus its Daily Adjustment. We establish a Proxy Value to calculate the Daily Adjustment. The Proxy Value is determined on each Business Day based on the value of a hypothetical set of put and call options as determined by an option pricing formula. The Daily Adjustment is calculated before we process any Partial Withdrawal or deduct any Contract Charges using the Index Option Base, the current Proxy Value, and the Proxy Value as of the previous Index Anniversary (or the Index Effective Date if this is the first Index Year).
S40891-INFORCE-NY

Contract Value continued from the previous page

At the end of each Business Day, we reduce each Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge, and Contract Charges. We deduct money from an Index Option proportionately based on the percentage of Contract Value in each Allocation Option, unless you specify otherwise. We then reduce each Index Option Base by the same percentage by which the amount withdrawn reduced its associated Index Option Value.

On each Index Anniversary, we calculate the Index Option Value for each Index Precision Strategy Index Option by applying its associated Performance Credit to its Index Option Base. If the Index Anniversary is not a Business Day, we calculate the Performance Credit on the next Business Day.

On the Index Anniversary, we determine the Index Return for each Index Option. The Index Return is the Index Value for the current Index Anniversary, minus the Index Value from the previous Index Anniversary (or the Index Effective Date if this is the first Index Anniversary), divided by the Index Value from the previous Index Anniversary (or the Index Effective Date if this is the first Index Anniversary).

For each Index Option, if the current Index Value is equal to or greater than its value on the last Index Anniversary (or the Index Effective Date if this is the first Index Anniversary), then the Performance Credit is the Precision Rate. If the Index Return is negative, but within the Buffer, then the Performance Credit for that Index Option is zero. If the Index Return is negative and extends beyond the Buffer, then the Performance Credit for that Index Option is equal to the Index Return plus the Buffer.
For each Index Option that receives a Performance Credit, we multiply its Performance Credit by its Index Option Base. This result is then added to its Index Option Base. We then set each Index Option Value equal to its Index Option Base.

Then, on each Index Anniversary, for each Index Option we:
•	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers received that day into the Index Option;
•	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
•	Reduce its Index Option Value and Index Option Base for Withdrawals (including any Withdrawal Charge) and Contract Charges as described above.

Performance Lock

You can request a Performance Lock of the current Index Option Value for any of your unlocked Index Options by providing an Authorized Request. We process the request on the Business Day we receive an Authorized Request, and you will receive the Daily Adjustment at the end of that Business Day. If you exercise a Performance Lock, the locked Index Option will not receive the Daily Adjustment for the remainder of the Index Year.

Once an Index Option Value has been locked:
•	The Index Option Value will not change until the next Index Anniversary, unless it is reduced for Withdrawals and any other Contract Charges;
•	The locked Index Option will not receive a Performance Credit on the next Index Anniversary; and
•	You cannot unlock the Index Option.
On every Index Anniversary, we set the Index Option Base equal to the Index OptionValue and then we unlock any previously locked Index Option Values.
S40891-INFORCE-NY

Index Precision Strategy Index Options

Allocation Guidelines:
1.	Currently, you can select up to 4 of the Index Precision Strategy Index Options. This number will not decrease after the Rider Effective Date.
2.	Allocations must be made in whole percentages.

Additional Index Options:

Index Precision Strategy Index Options
Index	Buffer for all Index Years	Minimum Precision Rate for all Index Years
S&P 500® Index	10.00%	1.50%
Nasdaq-100® Index	10.00%	1.50%
Russell 2000® Index	10.00%	1.50%
EURO STOXX 50®	10.00%	1.50%

Rider Charge

There is no charge for this rider.

Termination of this Rider

This rider terminates on the earlier of the Business Day before the Annuity Date or the date the Base Contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office.
Allianz Life Insurance Company of New York

[             ]
[Gretchen Cepek] [Thomas P. Burns] [Secretary] [President]
S40891-INFORCE-NY